Notice of beginning of administrative proceeding

We're starting our audit of your partnership's federal tax return
By law, we're required to notify you that we're beginning our audit of your partnership's federal tax return.  As a partner, you may already be aware of this audit, which we'll conduct with your partnership's Tax Matter Partner.

What you need to do
During the audit, most of our communications will be directly with your partnership's Tax Matters Partner.  It's your responsibility to regularly communicate with your Tax Matters Partner to stay informed about the audit's progress.  Our records show that the most recent address for the partnership where you can contact your Tax Matters Partner is:

US Premium Beef LLC
PO Box 20103
Kansas City, MO 64195, 0046

Keep in mind that the results of the audit will apply to all partners, even if you choose to stay uninformed, or your Tax Matters Partner doesn't keep you updated.  Please contact your Tax Matters Partner if you'd like to participate in this audit.

If you are the Tax Matters Partner

As a Tax Matters Partner, you're required to keep all partners informed of any IRS proceedings and related court cases.  Additionally, you must provide us with the name, address, profits interests, and Taxpayer Identification number for each person during the tax year that we're auditing.  If you haven't already provided this information, or if it needs to be updated, please send it to the IRS address shown on this letter.  The responsibilities of the Tax Matter Partner are set forth in Treasure Regulation (26 C.F.R.) §301.6223(g)-1.

If you are the pass-thru partner
All pass-thru partners, including estates, trusts, S corporations, partnerships, or nominees of another person, are required to send a copy of this notice to anyone who holds interest in your entity.  You must send a copy within 30 days of receiving this notice.  For more information on the responsibilities of pass-thru partners. see Treasure Regulation (26 C.F.R.) Section 301.6223(h)-1.

What to expect
Because you're a partner, your own return may be affected if we make any adjustments to the partnership's return as a result of the audit.  Your share of interest in the partnership will determine how much your return may be affected by any adjustments.  We'll notify you if we make any partnership-related adjustments.

Additional information

  Visit www.irs.gov and search for "tax matters partner."  You can also find the following online:
  -- Publication 1, Your Rights as a Taxpayer
  -- Publication 541, Partnerships
  Keep this notice for your records.

If you have questions, you may write or call the IRS contact person whose name, address and telephone number are listed at the top of this letter.  If you write, please enclose a copy of this letter, and include your telephone number with the most convenient time for us to call you.  If our number is outside of your local calling area, there may be a long distance charge.